Filed Pursuant to Rule 424(b)(3)

Registration No. 333-233432

PROSPECTUS SUPPLEMENT

(to Prospectus dated September 19, 2019)

InspireMD, Inc.

194,444 Shares
Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated September 19, 2019, related to the offering of 539,000 units (each unit consisting of one share of our common stock and one Series E Warrant to purchase one share of our common stock) and 2,238,777 pre-funded units (each pre-funded unit consisting of one pre-funded warrant to purchase one share of our common stock and one Series E Warrant to purchase one share of our common stock) (the “Prospectus”), of InspireMD, Inc. (the “Company”). This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

FORWARD-

LOOKING

STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this Supplement and the Prospectus.

REPRICING OF

WARRANTS

On July 28, 2020, the Company entered into a Settlement Agreement with H.C. Wainwright & Co., LLC (“HCW”), whereby, among other things, the exercise price of an aggregate of 194,444 warrants previously issued to HCW designees (the “Holders”) under the Prospectus was reduced from $2.250 to $0.495.

This Supplement is being filed to reduce the exercise price of the following warrants from $2.250 to $0.495:

Holder	No. of Warrants Repriced
Charles Worthman	1,945
Mark Viklund	5,833
Michael Vasinkevich	125,416
Noam Rubinstein	61,250
Total	194,444

Prospectus Supplement No. 1

Dated July 29, 2020